Exhibit 99.1

Bonanza Creek Energy Announces Fourth Quarter and Full-Year 2020 Results

DENVER, February 17, 2021 /Globe Newswire/ - Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its fourth quarter and full-year 2020 financial results, and has posted an updated investor presentation to its website.

Highlights for the fourth quarter and full-year 2020 include:
•Average sales volumes of 25.0 thousand barrels of oil equivalent per day (“MBoe/d”) for the fourth quarter, with oil representing 54% of total volumes
•Average sales volumes of 25.2 MBoe/d for the full year (54% oil), up 8% over full-year 2019; at the mid-point of the most recent annual 2020 guidance range of 25.0 to 25.5 MBoe/d
•Total capital expenditures for the fourth quarter of $3.2 million, bringing the total 2020 capital expenditures to approximately $67.7 million; within the annual guidance range of $60 to $70 million
•Lease operating expenses (“LOE”) of $2.20 per Boe for the fourth quarter; down slightly from the third quarter of 2020, and down 27% from the fourth quarter of 2019
•Full-year 2020 LOE of approximately $2.38 per Boe down 19% from 2019; below our most recent annual guidance range of $2.40 to $2.60 per Boe
•Rocky Mountain Infrastructure (“RMI”) net effective cost of $1.01 per Boe for the fourth quarter, which is comprised of approximately $1.57 per Boe of operating expenses, offset by $0.56 per Boe of RMI operating revenue from working interest partners
•Full-year 2020 RMI net effective cost of $1.03 per Boe, with operating expenses of $1.62 per Boe versus annual guidance range of $1.50 to $1.80 per Boe
•Recurring cash general and administrative ("G&A")(1) expense, which excludes stock-based compensation, cash severance costs and other non-recurring expenses, was $7.4 million for the quarter, or $3.20 per Boe, up sequentially from $2.56 per Boe in the third quarter of 2020 primarily related to lower volumes and year-end accrual adjustments
•Full-year recurring cash G&A expense was $27.4 million, within the Company's expectations and full-year guidance of $26 to $28 million. On a per unit basis, recurring cash G&A was $2.97 per Boe in 2020, down 21% from $3.74 per Boe in 2019
•Exited 2020 with approximately $285 million of liquidity, including an undrawn credit facility and approximately $25 million of cash
•2020 GAAP net income of $103.5 million
•Adjusted EBITDAX(1) of $169.4 million, or $8.10 per diluted share
•Year-end 2020 proved reserves of 118.2 MMBoe, down 3% from 2019 year-end reserves, with a Standardized Measure and PV-10 of $437.1 million

(1) Non-GAAP measure; see attached reconciliation schedules at the end of this release.

Eric Greager, President and Chief Executive Officer, commented, “Despite the significant challenges presented in 2020, I couldn’t be more proud of how the BCEI team responded. The Company continued to deliver the safe and consistent operational performance that our shareholders have come to expect. Due to the skill and tenacity of our employees, we exceeded production expectations for the year, continued to improve our margins, and concluded with the announcement of a transformative acquisition of HighPoint Resources in the fourth quarter.”

Greager continued, "We continue to make steady progress toward closing the HighPoint transaction. Last week we announced key milestones, and we look forward to providing additional updates regarding the transaction and plan for the combined companies following our March 12th stockholder meeting."

Fourth Quarter 2020 Results

During the fourth quarter of 2020, the Company reported average daily sales of 25.0 MBoe/d. Product mix for the fourth quarter was 54% oil, 20% NGLs, and 26% residue natural gas, which was relatively consistent with the third quarter of 2020. The table below provides sales volumes, product mix, and average sales prices for the fourth quarter and full-year 2020 and 2019.

	Three Months Ended			Twelve Months Ended
	12/31/2020	12/31/2019	% Change	12/31/2020	12/31/2019	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	13,389	13,871	(3)%	13,714	14,071	(3)%
Natural gas (Mcf/d)	39,946	37,413	7%	38,704	32,786	18%
Natural gas liquids (Bbls/d)	4,982	4,228	18%	5,077	3,921	29%
Crude oil equivalent (Boe/d)	25,029	24,334	3%	25,242	23,456	8%

Product Mix
Crude oil	54%	57%		54%	60%
Natural gas	26%	26%		26%	23%
Natural gas liquids	20%	17%		20%	17%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$38.02	$51.98	(27)%	$34.42	$51.89	(34)%
Natural gas (per Mcf)	$1.87	$1.98	(6)%	$1.45	$2.06	(30)%
Natural gas liquids (per Bbl)	$16.71	$12.51	34%	$10.39	$11.22	(7)%
Crude oil equivalent (per Boe)	$26.65	$34.85	(24)%	$23.02	$35.88	(36)%

Capital expenditures were $3.2 million for the fourth quarter of 2020 and $67.7 million for the full-year 2020. The Company did not have any drilling or completion related activity or wells turned to sales during the fourth quarter of 2020. For the year, the Company drilled 14 gross (10.5 net) operated wells. Of the 14 gross operated wells drilled, all were drilled during the first quarter of the year, and all were standard reach lateral ("SRL") wells. The Company completed 9 gross (8.5 net) operated wells during the year, including 8 in the first quarter, and 1 in the second quarter. Of the 9 gross operated wells completed in 2020, 4 were SRLs and 5 were extended reach lateral ("XRL") wells. The Company also turned to sales 26 gross (23.1 net) operated wells during the year, including 16 during the first quarter, 8 in the second quarter, and 2 in the third quarter. Of the 26 gross operated wells turned to sales, 9 were SRLs and 17 were XRLs.

Net oil and gas revenue for the fourth quarter of 2020 increased to $62.6 million compared to $58.9 million for the third quarter of 2020. The increase was a result of higher oil, natural gas, and NGL realized prices, partially offset by a slight decline in sales volumes. Crude oil accounted for approximately 75% of total revenue for the quarter. Differentials for the Company's oil production averaged approximately $4.53 per barrel and $5.08 per barrel off NYMEX WTI for the fourth quarter and full-year, respectively. The Company's annual oil differential guidance for 2020 had been $4.75 to $5.25 per barrel.

LOE for the fourth quarter of 2020 on a unit basis remained relatively flat at $2.20 per Boe, compared to $2.23 per Boe in the third quarter of 2020. Full-year 2020 LOE of $2.38 per Boe was below the Company's annual guidance range of $2.40 to $2.60 per Boe.

RMI net effective cost for the fourth quarter 2020 was $1.01 per Boe, which consists of $1.57 per Boe of RMI operating expense offset by $0.56 per Boe of RMI operating revenue from working interest partners. RMI full-year 2020 net effective cost was $1.03 per Boe, which consists of $1.62 per Boe of RMI operating expense offset by $0.59 per Boe of RMI operating revenue from working interest partners. RMI operating revenue from working interest partners is based on production volumes, and the fees are not tied to oil or natural gas prices. RMI operating expense for full-year 2020 was within the Company's annual guidance range of $1.50 to $1.80 per Boe.

The Company's general and administrative ("G&A") expenses were $9.1 million for the fourth quarter of 2020, which included $1.7 million in non-cash stock-based compensation. Recurring cash G&A, which excludes non-recurring and non-cash items, was $7.4 million for the fourth quarter of 2020. On a per unit basis, the Company's recurring cash G&A increased 25% sequentially from $2.56 per Boe in the third quarter of 2020 to $3.20 per Boe in the fourth quarter of 2020. For full-year 2020, recurring cash G&A of $27.4 million was within the Company's expectations and full-year guidance of $26 to $28 million.

RMI net effective cost and recurring cash G&A are non-GAAP measures. Please see Schedule 8 and Schedule 9 at the end of this release for a reconciliation to the most comparable GAAP measure.

2020 Proved Reserves, Costs Incurred, and Finding and Development Costs

As of year-end 2020, the Company had proved reserves of 118.2 MMBoe, a 3% decrease from year-end 2019 reserves. The Company's year-end 2020 proved reserves were comprised of 52.8 MMbbls of oil, 26.1 MMbbls of NGLs, and 235.7 Bcf of natural gas, and 50% of the total proved reserves were proved-developed-producing. At year-end, the Company’s proved reserves PV-10, utilizing Securities and Exchange Commission ("SEC") pricing, was $437.1 million. Bonanza Creek’s independent reserve engineering firm, Ryder Scott Company, LP., completed its estimate of the Company’s year-end 2020 proved reserves in accordance with SEC guidelines using pricing of $39.57 per barrel for crude oil and $1.99 per million British Thermal Units (MMBtu) for natural gas. Please see Schedule 7 at the end of this release for information on SEC pricing and a reconciliation of PV-10 to the GAAP figure “Standardized Measure of Oil and Gas.”

A breakout of the Company’s costs incurred are provided in the table below.

(in thousands)	Year Ended December 31, 2020
Acquisition(1)	$11,296
Development(2)(3)	55,934
Exploration	595
Total	$67,825
(1)Acquisition costs for unproved and proved properties were $2.3 million and $9.0 million, respectively.
(2)Development costs include workover costs of $1.2 million.
(3)Includes amounts relating to asset retirement obligations of $(1.0) million.

Proved Reserve Roll-Forward

Net Reserves (MBoe)
Balance as of December 31, 2019	121,941
Extensions and discoveries	18,007
Production	(9,239)
Sales of minerals in place	—
Removed from capital program	(22,908)
Purchases of minerals in place	2,910
Revisions to previous estimates	7,481
Balance as of December 31, 2020	118,192

First Quarter 2021 Bonanza Creek Guidance

The Company previously provided guidance for the first quarter of 2021 for Bonanza Creek as a stand-alone company. We have since updated our production guidance to a range of 20.0 to 23.0 MBoe/d, down from 22.0 to 24.0 MBoe/d. This change captures impacts due to extreme weather that occurred in mid-February. We have also updated our expectations for oil mix for the quarter to a range of 48% to 50%, up from 45% to 50%. Additional guidance for 2021 will be provided after the closing of the HighPoint transaction.

1Q 2021 Guidance	Low		High
Capital Expenditures ($MM)	$35	--	$40
Production (MBoe/d)	20.0	--	23.0
% Oil	48%	--	50%
Lease Operating Expenses ($MM)	$5.0	--	$5.5
RMI Operating Expenses ($MM)	$3.5	--	$4.0
Recurring Cash G&A ($MM)	$6.0	--	$6.5
Production Taxes (% of revenue)	5%	--	6%
Oil Differential ($/Bbl)	$4.00	--	$5.00
Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Conference Call Information

The Company will host a conference call to discuss these results on February 18, 2020 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	784 8187
Replay	855-859-2056	784 8187

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

No Offer or Solicitation

This communication relates to a proposed business combination transaction (the “Merger”) between Bonanza Creek and HighPoint, which includes the commencement by Bonanza Creek and HighPoint of the Exchange Offers and Consent Solicitations and the simultaneous solicitation of the Prepackaged Plan (collectively, the “Transaction”). Communications in this document do not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the Merger, the Exchange Offers and Consent Solicitations or other aspects of the Transaction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

Important Additional Information

In connection with the Transaction, Bonanza Creek and HighPoint have filed materials with the SEC, including (1) the Joint Proxy Statement/Prospectus, (2) a consent solicitation and prospectus with respect to the Exchange Offers and Consent Solicitations (the “Exchange Prospectus”), of which the Prepackaged Plan is a part, (3) a Registration Statement on Form S-4, Registration No. 333-251401, with respect to the Merger (the “Merger Registration Statement”), of which the Joint Proxy Statement/ Prospectus forms a part, and (4) a Registration Statement on Form S-4, Registration No. 333-251402, with respect to the Exchange Offers and Consent Solicitations (together with the Merger Registration Statement, the “Registration Statements”), of which the Exchange Prospectus forms a part. The Registration Statements were declared effective by the SEC on February 9, 2021. On February 10, 2021, Bonanza Creek filed the Joint Proxy Statement/Prospectus and the Exchange Prospectus and began mailing the Joint Proxy Statement/Prospectus to the Company’s stockholders and sending the definitive form of the Exchange Prospectus to the holders of the HighPoint Notes. This document is not a substitute for the Joint Proxy Statement/Prospectus, Exchange Prospectus or Registration Statements or for any other document that Bonanza Creek or HighPoint has filed or may file with the SEC and send to Bonanza Creek’s shareholders or HighPoint’s shareholders or debt holders in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF BONANZA CREEK AND HIGHPOINT ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, REGISTRATION STATEMENTS AND EXCHANGE PROSPECTUS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY BONANZA CREEK AND HIGHPOINT WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BONANZA CREEK, HIGHPOINT, THE TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors will be able to obtain free copies of the Registration Statements, Joint Proxy Statement/Prospectus and Exchange Prospectus, as each may be amended from time to time, and other relevant documents filed by Bonanza Creek and HighPoint with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Bonanza Creek will be available free of charge from Bonanza Creek’s website at www.bonanzacrk.com under the “For Investors” tab or by contacting Bonanza Creek’s Investor Relations Department at (720) 225-6679 or

slandreth@bonanzacrk.com. Copies of documents filed with the SEC by HighPoint will be available free of charge from HighPoint’s website at www.hpres.com under the “Investors” tab or by contacting HighPoint’s Investor Relations Department at (303) 312-8514 or lbusnardo@hpres.com.

Participants in the Solicitation

Bonanza Creek, HighPoint and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Bonanza Creek’s shareholders and HighPoint’s shareholders in connection with the Transaction. Information regarding the executive officers and directors of Bonanza Creek is included in its definitive proxy statement for its 2020 annual meeting filed with the SEC on April 24, 2020. Information regarding the executive officers and directors of HighPoint is included in its definitive proxy statement for its 2020 annual meeting filed with the SEC on March 18, 2020. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, are set forth in the Registration Statements, Joint Proxy Statement/Prospectus and other materials when they are filed with the SEC in connection with the Transaction. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Statements and Cautionary Statements
Certain statements in this document concerning the Transaction, including any statements regarding the expected timetable for completing the Transaction, the results, effects, benefits and synergies of the Transaction, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding Bonanza Creek’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that shareholders of Bonanza Creek may not approve the issuance of new shares of Bonanza Creek common stock in the Transaction or that shareholders of HighPoint may not approve the Merger Agreement; the risk that a condition to closing of the Transaction may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Bonanza Creek and HighPoint; the effects of the business combination of Bonanza Creek and HighPoint, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; regulatory approval of the transaction; the effects of commodity prices; the risks of oil and gas activities; the risk that the Minimum Participation Condition is not satisfied and that HighPoint may need to reorganize in bankruptcy as a result; the risks and unpredictability inherent in the bankruptcy process; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the Transaction. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Bonanza Creek does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-

looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For further information, please contact:
Scott Landreth
Senior Director, Finance, Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Statement of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating net revenues:
Oil and gas sales	$62,635	$79,667	$218,090	$313,220
Operating expenses:
Lease operating expense	5,070	6,737	21,957	25,249
Midstream operating expense	3,610	3,713	14,948	12,014
Gathering, transportation, and processing	4,962	3,906	16,932	16,682
Severance and ad valorem taxes	2,199	6,901	3,787	25,598
Exploration	45	259	596	797
Depreciation, depletion, and amortization	23,936	21,896	91,242	76,453
Abandonment and impairment of unproved properties	6,754	8,565	37,343	11,201
Bad debt expense	140	—	818	—
Merger transaction costs	5,767	—	6,676	—
General and administrative (including $1,720, $1,697, $6,156, and $6,886, respectively, of stock-based compensation)	9,091	9,667	34,936	39,668
Total operating expenses	61,574	61,644	229,235	207,662
Other income (expense):
Derivative gain (loss)	(11,141)	(21,668)	53,462	(37,145)
Interest expense, net	(488)	(792)	(2,045)	(2,650)
Gain (loss) on property transactions, net	—	1,483	(1,398)	1,177
Other income	5,960	99	4,107	127
Total other income (expense)	(5,669)	(20,878)	54,126	(38,491)
Income (loss) before taxes	(4,608)	(2,855)	42,981	67,067
Income tax benefit	65,236	—	60,547	—
Net income (loss)	$60,628	$(2,855)	$103,528	$67,067

Comprehensive income (loss)	$60,628	$(2,855)	$103,528	$67,067

Net income (loss) per common share:
Basic	$2.91	$(0.14)	$4.98	$3.25
Diluted	$2.89	$(0.14)	4.95	$3.24
Weighted-average common shares outstanding:
Basic	20,836	20,638	20,774	20,612
Diluted	21,012	20,638	20,912	20,681

Schedule 2: Statement of Cash Flows
(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$60,628	$(2,855)	$103,528	$67,067
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	23,936	21,896	91,242	76,453
Deferred income tax benefit	(65,209)	—	(60,520)	—
Abandonment and impairment of unproved properties	6,754	8,565	37,343	11,201
Well abandonment costs and dry hole expense	—	110	(8)	172
Stock-based compensation	1,720	1,697	6,156	6,886
Non-cash lease component	(81)	(51)	(249)	668
Amortization of deferred financing costs	92	116	864	487
Derivative (gain) loss	11,141	21,668	(53,462)	37,145
Derivative cash settlements	6,912	(2,075)	49,406	1,691
(Gain) loss on property transactions, net	—	(1,483)	1,398	(1,177)
Other	1,229	4,459	71	3,559
Changes in current assets and liabilities:
Accounts receivable	683	(740)	24,945	(2,688)
Prepaid expenses and other assets	(12)	(1,235)	3,352	(2,415)
Accounts payable and accrued liabilities	414	12,254	(41,278)	28,320
Settlement of asset retirement obligations	(855)	(687)	(3,992)	(2,722)
Net cash provided by operating activities	47,352	61,639	158,796	224,647
Cash flows from investing activities:
Acquisition of oil and gas properties	(2,357)	(1,119)	(3,210)	(14,087)
Exploration and development of oil and gas properties	(3,933)	(58,368)	(60,149)	(242,487)
Proceeds from sale of oil and gas properties	—	604	—	1,757
Additions to property and equipment - non oil and gas	—	(49)	(440)	(341)
Net cash used in investing activities	(6,290)	(58,932)	(63,799)	(255,158)
Cash flows from financing activities:
Proceeds from credit facility	—	15,000	45,000	55,000
Payments to credit facility	(20,000)	(15,000)	(125,000)	(25,000)
Payment of employee tax withholdings in exchange for the return of common stock	(48)	(76)	(1,122)	(1,176)
Deferred financing costs	(10)	6	(23)	(220)
Principal payments on finance lease obligations	(31)	—	(102)	—
Net cash provided by (used in) financing activities	(20,089)	(70)	(81,247)	28,604
Net change in cash, cash equivalents, and restricted cash:	20,973	2,637	13,750	(1,907)
Cash, cash equivalents, and restricted cash:
Beginning of period	3,872	8,458	11,095	13,002
End of period	$24,845	$11,095	$24,845	$11,095

Schedule 3: Balance Sheets
(in thousands, unaudited)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$24,743	$11,008
Accounts receivable, net:
Oil and gas sales	32,673	43,714
Joint interest and other	14,748	38,136
Prepaid expenses and other	3,574	7,048
Inventory of oilfield equipment	9,185	7,726
Derivative assets	7,482	2,884
Total current assets	92,405	110,516
Property and equipment (successful efforts method):
Proved oil and gas properties	1,056,773	935,025
Less: accumulated depreciation, depletion, and amortization	(211,432)	(126,614)
Total proved oil and gas properties, net	845,341	808,411
Unproved properties	98,122	143,020
Wells in progress	50,609	98,750
Other property and equipment, net of accumulated depreciation of $3,737 in 2020 and $3,142 in 2019	3,239	3,394
Total property and equipment, net	997,311	1,053,575
Long-term derivative assets	—	121
Right-of-use assets	29,705	38,562
Deferred income tax assets	60,520	—
Other noncurrent assets	2,871	3,544
Total assets	$1,182,812	$1,206,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,425	$57,638
Oil and gas revenue distribution payable	18,613	29,021
Lease liability	12,044	11,690
Derivative liability	6,402	6,390
Total current liabilities	74,484	104,739
Long-term liabilities:
Credit facility	—	80,000
Lease liability	17,978	27,540
Ad valorem taxes	15,069	28,520
Derivative liability	1,330	921
Asset retirement obligations for oil and gas properties	28,699	27,908
Total liabilities	137,560	269,628
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 20,839,227 and 20,643,738 issued and outstanding as of December 31, 2020 and 2019, respectively	4,282	4,284
Additional paid-in capital	707,209	702,173
Retained earnings	333,761	230,233
Total stockholders’ equity	1,045,252	936,690
Total liabilities and stockholders’ equity	$1,182,812	$1,206,318

Schedule 4: Per unit operating margins
(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Percent Change	2020	2019	Percent Change
Crude oil equivalent sales volumes (MBoe)	2,303	2,239	3%	9,239	8,561	8%

Realized price (before derivatives)(1)	$26.65	$34.85	(24)%	$23.02	$35.88	(36)%

Per unit costs ($/Boe)
Lease operating expense	$2.20	$3.01	(27)%	$2.38	$2.95	(19)%
RMI net effective cost(1)	$1.01	$0.92	10%	$1.03	$0.70	47%
Gathering, transportation, and processing	$2.15	$1.74	24%	$1.83	$1.95	(6)%
Recurring severance and ad valorem taxes(2)	$2.56	$3.08	(17)%	$2.17	$2.99	(27)%
Recurring cash general and administrative(3)	$3.20	$3.41	(6)%	$2.97	$3.74	(21)%
Total cash costs	$11.12	$12.16	(9)%	$10.38	$12.33	(16)%
Cash cost margin (before derivatives)	$15.53	$22.69	(32)%	$12.64	$23.55	(46)%
Derivative cash settlements	$3.00	$(0.93)	(423)%	$5.35	$0.20	2,575%
Cash cost margin (after derivatives)	$18.53	$21.76	(15)%	$17.99	$23.75	(24)%

Non-cash and non-recurring items
Depreciation, depletion, and amortization	$10.39	$9.78	6%	$9.88	$8.93	11%
Severance and ad valorem taxes adjustment	$(1.61)	$—	(100)%	$(1.76)	$—	(100)%
Non-cash and non-recurring general and administrative	$0.75	$0.91	(18)%	$0.81	$0.89	(9)%

(1) Crude oil and natural gas sales excludes $1.3 million, $1.7 million, $5.4 million, and $6.1 million of oil transportation and gas gathering revenues from third parties, which do not have associated sales volumes for three months ended December 31, 2020 and 2019 and for the year ended December 31, 2020 and 2019, respectively. Alternatively, the aforementioned oil transportation and gas gathering revenues from third parties have been netted against the midstream operating expense to arrive at the RMI net effective cost. See Schedule 9 for a reconciliation from GAAP midstream operating expense to RMI net effective cost.

(2) Recurring severance and ad valorem taxes exclude non-recurring tax adjustments based on current mill levies, taxing districts, and company and industry results.
(3) Recurring cash general and administrative expense excludes stock-based compensation, cash severance costs, and other non-recurring fees. Please see Schedule 8 for a reconciliation from GAAP G&A to recurring cash G&A.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. The Company defines adjusted net income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted net income is not a measure of net income as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$60,628	$(2,855)	$103,528	$67,067
Adjustments to net income (loss):
Abandonment and impairment of unproved properties	6,754	8,565	37,343	11,201
Stock-based compensation(1)	1,720	1,697	6,156	6,886
Severance costs(1)	—	333	1,337	751
Merger transaction costs	5,767	—	6,676	—
(Gain) loss on property transactions, net	—	(1,483)	1,398	(1,177)
Severance and ad valorem taxes adjustment(2)	(3,705)	—	(16,291)	—
Derivative (gain) loss	11,141	21,668	(53,462)	37,145
Derivative cash settlements	6,912	(2,075)	49,406	1,691
Non-cash lease component	(81)	(51)	(249)	668
Well abandonment and exploratory dry hole expense	—	110	(8)	172
Total adjustments before taxes	28,508	28,764	32,306	57,337
Tax effect of adjustments(3)	(7,298)	(7,364)	(8,270)	(14,678)
Total adjustments after taxes	21,210	21,400	$24,036	$42,659

Adjusted net income	$81,838	$18,545	$127,564	$109,726

Adjusted net income per diluted share	$3.89	$0.89	$6.10	$5.31

Diluted weighted-average common shares outstanding	21,012	20,903	20,912	20,681

(1) Included as a portion of general and administrative expense in the consolidated statements of operations and comprehensive income.
(2) Included as a portion of severance and ad valorem taxes in the consolidated statements of operations and comprehensive income.
(3) Estimated using the federal and state effective tax rate of 25.6%.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest, income taxes, depreciation, depletion, and amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net Income (loss)	$60,628	$(2,855)	$103,528	$67,067
Exploration	45	259	596	797
Depreciation, depletion and amortization	23,936	21,896	91,242	76,453
Amortization of deferred financing costs	—	—	—	248
Abandonment and impairment of unproved properties	6,754	8,565	37,343	11,201
Stock-based compensation (1)	1,720	1,697	6,156	6,886
Severance costs (1)	—	333	1,337	751
Merger transaction costs	5,767	—	6,676	—
(Gain) loss on property transactions, net	—	(1,483)	1,398	(1,177)
Interest expense, net	488	792	2,045	2,650
Severance and ad valorem taxes adjustment (2)	(3,705)	—	(16,291)	—
Derivative (gain) loss	11,141	21,668	(53,462)	37,145
Derivative cash settlements	6,912	(2,075)	49,406	1,691
Income tax benefit	(65,236)	—	(60,547)	—
Adjusted EBITDAX	$48,450	$48,797	$169,427	$203,712

(1) Included as a portion of general and administrative expense in the consolidated statement of operations and comprehensive income.
(2) Included as a portion of severance and ad valorem taxes in the consolidated statements of operations and comprehensive income.

Schedule 7: PV-10 of Estimated Proved Reserves

PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our proved oil and natural gas reserves.
The following table presents a reconciliation of non-GAAP financial measure of PV-10 to the GAAP Standardized Measure (in thousands).

12/31/2020
PV-10 (1)	$437,054
Present value of future income taxes discounted at 10% (2)	—
Standardized Measure	$437,054

(1) The 12-month average benchmark pricing used to estimate SEC proved reserves and PV-10 value for crude oil and natural gas was $39.57 per Bbl of WTI crude oil and $1.99 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company's SEC pricing realizations for year-end 2020 were $34.96 per Bbl of oil, $6.12 per Bbl of NGLs, and $0.95 per Mcf of natural gas.

(2) The tax basis of the Company's oil and gas properties as of December 31, 2020 provides more tax deduction than income generation when reserve estimates were prepared using 2020 SEC pricing.

Schedule 8: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock-based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
General and administrative expense	$9,091	$9,667	$34,936	$39,668
Stock-based compensation	(1,720)	(1,697)	(6,156)	(6,886)
Cash severance costs	—	(333)	(1,337)	(751)
Recurring cash G&A	$7,371	$7,637	$27,443	$32,031

Schedule 9: Rocky Mountain Infrastructure (“RMI”) Net Effective Cost
(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Midstream operating expense	$3,610	$3,713	$14,948	$12,014
RMI working interest partner revenue	(1,279)	(1,651)	(5,430)	(6,057)
RMI net effective cost	$2,331	$2,062	$9,518	$5,957